[WCSR Draft 4/23/04]

$150,000,000.00

CREDIT AGREEMENT

dated as of

April 27, 2004

among

OUTBACK STEAKHOUSE, INC.,

The Banks Listed Herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent,

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Arranger,

SUNTRUST BANK

as Syndication Agent

and

SOUTHTRUST BANK,

as Documentation Agent

CREDIT AGREEMENT

AGREEMENT dated as of April 27, 2004 among OUTBACK STEAKHOUSE, INC., the BANKS listed on the signature pages hereof, WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, SUNTRUST BANK, as Syndication Agent, and SOUTHTRUST BANK, as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is Controlled by or is under common Control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests.

“Agent” means Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Agent’s Letter Agreement” means that certain letter agreement, dated as of February 9, 2004, between the Borrower, Wachovia Capital Markets, LLC, as Arranger and the Agent relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to Wachovia Capital Markets, LLC, as Arranger and the Agent, together with all amendments and modifications thereto.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Facility Fee Rate” has the meaning set forth in Section 2.07(a).

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Arranger” means Wachovia Capital Markets, LLC, in its capacity as arranger under the Agent’s Letter Agreement.

“Assignee” has the meaning set forth in Section 9.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit J.

“Authority” has the meaning set forth in Section 8.02.

“Bank” means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

“Base Rate” means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the Federal Funds Rate for such day.  For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Loan” means a Loan which bears or is to bear interest at a rate based upon the Base Rate.

“Borrower” means Outback Steakhouse, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower at the same time by, in the case of a Syndicated Borrowing, the Banks, or, in the case of a Money Market Borrowing, one or more of the Banks, in each case pursuant to Article II.  A Borrowing is a “Syndicated Borrowing” if such Loans are Syndicated Loans or a “Money Market Borrowing” if such Loans are Money Market Loans.  A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(e).

“Closing Date” means April 27, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.  Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means, with respect to each Bank, (i) the amount set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Company Owned Restaurants” means each restaurant that satisfies the following requirements:  (1) the Borrower or a Consolidated Subsidiary has a direct or indirect ownership interest in the entity that owns such restaurant; (2) the entity that owns and operates such restaurant is organized as a partnership or limited liability company in which the Borrower or a Consolidated Subsidiary is a general partner or managing member; and (3) the Borrower or a Consolidated Subsidiary Controls the entity that owns and operates such restaurant.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Net Worth” means, at any time, Stockholders’ Equity, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Total Debt” means as of the last day of each Fiscal Quarter the sum of:  (a) the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date; and (b) the product of:  (i) eight, and (ii) the sum of all payment obligations (excluding Contingent Rents and Minority Rents) under all operating leases and rental agreements of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters in accordance with GAAP.

Contingent Rents” means for any period, the aggregate payments of contingent rentals under operating leases and rental agreements, based on a percentage of gross revenues as defined by the terms of the applicable lease or rental agreement, made by the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) Synthetic Lease Indebtedness; (xi) all indebtedness, liabilities and obligations of such Person in connection with or arising from asset securitizations, including, without limitation, Securitization Facility Attributed Debt; and (xii) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to any Syndicated Loan, Money Market Loan or Swing Line Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin and Usage Margin) which may be applicable to any Syndicated Loan, Money Market Loan or Swing Line Loan hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

“Depreciation and Amortization” means for any period the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Development Joint Venture” means an entity that satisfies the following requirements: (1) the Borrower or a Consolidated Subsidiary has a direct or indirect ownership interest in such entity; (2) the Borrower or a Consolidated Subsidiary Controls such entity; and (3) neither the Borrower nor any Consolidated Subsidiary, individually or with another Consolidated Subsidiary or the Borrower, has agreed to be responsible for more than 50% of the obligations, liabilities or costs of such entity.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“EBITDAR” means for any period the sum of:  (a) Consolidated Net Income, plus (b) the amount deducted in determining Consolidated Net Income for such period for (i) taxes on income, (ii) Consolidated Interest Expense, (iii) Depreciation and Amortization, and (iv) the sum of all payment obligations (excluding Contingent Rents) under all operating leases and rental agreements, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.  In determining EBITDAR for any period, (i) any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (ii) any amounts which would be included in a determination of EBITDAR for such period with respect to  assets acquired during such period by the Borrower or any Consolidated Subsidiary shall be included in the determination of EBITDAR for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Borrower or such Consolidated Subsidiary prior to the first day of such period, (iii) any Consolidated Subsidiary sold during such period by the Borrower or any other Consolidated Subsidiary shall be excluded as if it had not been a Consolidated Subsidiary at any time during such period, and (iv) any amounts which would be otherwise included in a determination of EBITDAR for such period with respect to assets sold or otherwise disposed of during such period by the Borrower or any Consolidated Subsidiary shall be excluded in the determination of EBITDAR for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by the Borrower or such Consolidated Subsidiary prior to the first day of such period.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the regulations promulgated and rulings issued thereunder.  Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Loan” means a Loan which bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 21, 1999 by and between the Borrower, the lenders identified therein, Wachovia Bank, N.A., as Agent, Wachovia Securities, Inc., as Sole Arranger, SunTrust Bank, Tampa Bay, as Syndication Agent, and SouthTrust Bank, National Association, as Documentation Agent, as amended.

“Facility Fee Determination Date” has the meaning set forth in Section 2.07(a).

“Facility Fee Payment Date” means each March 31, June 30, September 30 and December 31.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Agent.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Subsidiary” means any Wholly Owned Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean collectively:  (a) the Initial Guarantors; and (b) all Material Domestic Subsidiaries acquired, formed or otherwise in existence after the Closing Date.

“Guaranty” means the Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit H hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed, extended or restated from time to time.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Indemnity Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement to be entered into among the Borrower, the Guarantors the Pledgor Subsidiaries and the Agent, substantially in the form attached hereto as Exhibit G, as modified, amended, supplemented or restated from time to time.

“Initial Guarantors” shall mean Outback Steakhouse of Florida, Inc.; Carrabba’s Italian Grill, Inc.; Outback Steakhouse International, Inc.; OS Capital, Inc.; OS Pacific, Inc.; OS Prime, Inc.; Bonefish Grill, Inc.; and Outback Sports, LLC.

“Interest Period” means:  (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)        any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)        any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

(c)        no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(2)  with respect to each Swing Line Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of:  (a) the last day of the calendar month in which such Borrowing is made; or (b) the Termination Date.

(3)  with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

(a)        any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b)        no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(4)  with respect to each Money Market Borrowing, the period commencing on the date of such Borrowing and ending 7 to 180 days thereafter, as the Borrower may indicate in the applicable Money Market Quote Request; provided that:

(a)        any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b)        no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Joint Ventures” has the meaning set forth in Section 4.21.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Syndicated Loan, Swing Line Loan or a Money Market Loan and “Loans” means Syndicated Loans, Swing Line Loans or Money Market Loans, or any or all of them, as the context shall require.

“Loan Documents” means this Agreement, the Notes, the Guaranty, any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty or the Loans, as such documents and instruments may be amended or supplemented from time to time.

“Loan Parties” means collectively the Borrower and each Subsidiary of the Borrower that is now or hereafter a party to any of the Loan Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06.

“Margin Stock” means “margin stock” as defined in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Domestic Subsidiaries” means each Domestic Subsidiary with total assets of $40,000,000 or more; provided that in the event that, at any time, the total assets of all Domestic Subsidiaries which are not then Guarantors (the “Non-Guarantor Domestic Subsidiaries”), in the aggregate, is equal to or greater than $120,000,000, the Borrower shall so notify the Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause any such Non-Guarantor Domestic Subsidiary which has total assets equal to or greater than $24,000,000 to take the actions and deliver the documents required by Section 5.22 and thereafter such Subsidiaries shall be “Guarantors.”

“Minority Rents” means for any period, the aggregate payment obligations under operating leases and rental agreements of the Borrower and its Consolidated Subsidiaries allocable to minority partners, determined in accordance with GAAP.

“Money Market Loan” means a Loan which bears or is to bear interest at a Money Market Rate.

“Money Market Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Money Market Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Money Market Note” means any one of such Money Market Notes.

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03(c).

“Money Market Quote Request” has the meaning set forth in Section 2.03(b).

“Money Market Rate” has the meaning set forth in Section 2.03(c)(ii)(C).

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Non-Guarantor Domestic Subsidiaries” has the meaning set forth in the definition of “Material Domestic Subsidiaries” contained in Section 1.01.

“Note” means a Syndicated Note, Swing Line Note or a Money Market Note and “Notes” means Syndicated Notes, Swing Line Notes or Money Market Notes, or any or all of them, as the context shall require.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to the Banks, the Swing Line Lender or the Agent existing on the date of this Agreement  or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties  under this Agreement or any other Loan Document.

“Officer’s Certificate” has the meaning set forth in Section 3.01(f).

“Participant” has the meaning set forth in Section 9.07(b).

“Participating Subsidiary” means any Subsidiary of the Borrower that is a participant in a Permitted Securitization.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means the acquisition of:  (I) shares of capital stock or other equity interests of any Person by the Borrower or any Subsidiary of the Borrower if: (A) immediately after giving effect to such acquisition (i) such Person is a Consolidated Subsidiary; (ii) the Borrower controls such Person directly or indirectly through a Subsidiary; and (iii) no Default shall have occurred and be continuing; (B) the line or lines of business engaged in by such Person are similar to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date; and (C) such acquisition is made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired; and (D) such acquisition is permitted under Section 5.23; and (II) all or substantially all of the assets of a Person if:  (A) the assets acquired by the Borrower or such Subsidiary of the Borrower, shall be used in a line of business similar to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date; (B) no Default shall have occurred and be continuing; and (C) such acquisition is permitted under Section 5.23.

“Permitted Consolidations, Mergers and Sales of Assets” means (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment set forth in Section 5.11 shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters, constituted more than 15% of Consolidated Total Assets at the end of the immediately preceding Fiscal Year.

“Permitted Liens” means:

(a)        Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000.00;

(b)        any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)        any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(d)        any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(e)        any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)         Liens securing Debt owing by any Subsidiary to the Borrower;

(g)        any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this definition, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)        Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)         Liens on Securitization Assets sold or transferred pursuant to a Permitted Securitization;

(j)         any Lien on Margin Stock; and

(k)        Liens not otherwise permitted by the foregoing clauses of this definition securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

“Permitted Loans and Advances” shall mean (i) loans or advances to employees not exceeding Two Million and no/100 Dollars ($2,000,000.00) in the aggregate outstanding made in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to Consolidated Subsidiaries made in the ordinary course of business; (iv) loans or advances to Company Owned Restaurants made in the ordinary course of business; (v) loans or advances to Development Joint Ventures for purposes of funding the obligations of the Borrower or a Consolidated Subsidiary to such Development Joint Ventures, made in the ordinary course of business; and (vi) loans or advances made in the ordinary course of business, provided that the aggregate outstanding principal amount of the loans and advances made under this item (vi), together with certain other Investments specified in Section 5.07(vi) shall not exceed, in the aggregate, ten percent (10%) of Consolidated Net Worth; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv), (v) or (vi) of this definition, no Default shall have occurred and be continuing.

“Permitted Securitization” means any financing program providing for the sale or transfer of Securitization Assets by the Borrower or its Participating Subsidiaries, in transactions purporting to be sales (and treated as sales for GAAP purposes):  (1) to one or more limited purpose financing companies, special purpose entities and/or other financial institutions; (2) in each case, on a nonrecourse basis as to the Borrower and the Participating Subsidiaries subject to Standard Securitization Undertakings; and (3) in each case, for the fair market value of the Securitization Assets sold or transferred, including cash in an amount at least equal to 75% of the fair market value thereof, as determined in accordance with GAAP (for purposes of this definition a Purchase Money Note shall be deemed to be cash).

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Prime Rate” refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings.  The Prime Rate is but one of several interest rate bases used by Wachovia.  Wachovia lends at interest rates above and below the Prime Rate.

“Priority Debt” means (a) any Debt of the Borrower secured by any Lien permitted pursuant to item (k) in the definition of Permitted Liens, and (b) any Debt of any Subsidiary that is not a Guarantor; provided, however, that Priority Debt shall not include (i) any Debt owed by any Subsidiary to the Borrower or any Wholly Owned Subsidiary, and (ii) any Debt incurred to refinance any Debt of any Subsidiary outstanding on the Closing Date to the extent the amount of Debt so incurred is not in excess of the amount of Debt refinanced.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

“Purchase Money Note@ means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Permitted Securitization to a Receivables Subsidiary which note shall be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Quotation Date” has the meaning set forth in Section 2.03(b).

“Rate Determination Date” has the meaning set forth in Section 2.06(a).

“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly Owned Subsidiary of the Borrower which may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Securitization Assets in connection with and pursuant to a Permitted Securitization.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 51% of the aggregate outstanding principal amount of the Notes; provided that if such requirement is satisfied by no more than two Banks, the term “Required Banks” shall mean Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

“Securitization Assets” means all accounts receivable (whether now existing or arising in the future) and other assets of the Borrower or any of its Participating Subsidiaries which are sold or transferred pursuant to a Permitted Securitization, and any assets related thereto, including without limitation (i) all collateral given by any of the foregoing, (ii) all contracts and all guarantees (but not by the Borrower or any of its Subsidiaries) or other obligations directly related to any of the foregoing, (iii) other related assets including those set forth in the Securitization Documents, and (iv) proceeds of all of the foregoing.

“Securitization Documents” shall mean all documentation relating to any Permitted Securitization.

“Securitization Facility Attributed Debt” at any time shall mean, without duplication, the aggregate net outstanding amount theretofore paid to the Receivables Subsidiary, the Borrower or Participating Subsidiaries in respect of the Securitization Assets sold or transferred by it in connection with a Permitted Securitization (it being the intent of the parties that the amount of Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Debt which would be outstanding at such time under the Permitted Securitization if the same were structured as a secured lending agreement rather than a purchase agreement).

AStandard Securitization Undertakings@ means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable securitization.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.  Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

ASwing Line Borrowing@ means a Swing Line Loan made to the Borrower by the Swing Line Lender pursuant to Article II.

“Swing Line Lender” means Wachovia Bank, National Association.

“Swing Line Loan” means a loan made by the Swing Line Lender pursuant to Section 2.14 hereof.

“Swing Line Note” means the promissory note of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Swing Line Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Syndicated Loan” means a Base Rate Loan or a Euro-Dollar Loan and Syndicated Loans means Base Rate Loans or Euro-Dollar Loans, or any or all of them, as the context shall require.

“Syndicated Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Syndicated Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Syndicated Note” means any one of such Syndicated Notes.

                        “Synthetic Lease Indebtedness” means the aggregate principal amount of all indebtedness incurred in connection with any Synthetic Lease Transaction which is secured, supported or serviced, directly or indirectly, by any payments made by the Borrower or any Subsidiary.

                        “Synthetic Lease Transaction” means any transaction involving a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and in respect of which transaction any Synthetic Lease Indebtedness is issued or incurred.

“Taxes” has the meaning set forth in Section 2.12(c).

“Termination Date” means June 30, 2007.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Unused Commitments” means at any date, an amount equal to:  (i) the aggregate amount of the Commitments of all of the Banks at such time, less (ii) the aggregate outstanding principal amount of the Loans of all of the Banks at such time.

“Transferee” has the meaning set forth in Section 9.07(d).

“Unused Commitment” means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans.

“Usage Margin” means, with respect to any Euro-Dollar Loan, an amount equal to (1) zero percent (0%) if on the date such Euro-Dollar Loan is advanced hereunder to the Borrower the aggregate principal amount of all Loans (including the Euro-Dollar Loans to be advanced on such date) outstanding on such day is less than an amount equal to 33 1/3% of the aggregate Commitments on such day; and (2) one-eighth of one percent (.125%) if on the date such Euro-Dollar Loan is advanced hereunder to the Borrower the aggregate principal amount of all Loans (including the Euro-Dollar Loans to be advanced on such date) outstanding on such day is equal to or greater than an amount equal to 33 1/3% of the aggregate Commitments on such day.

“Wachovia” means Wachovia Bank, National Association, a national banking association and its successors.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02.  Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents:  (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or  (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03.  Use of Defined Terms.  All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04.  Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders;  the singular shall include the plural and the plural shall include the singular.  Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05.  References.  Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitments to Make Syndicated Loans.  Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Syndicated Loan is made, the aggregate outstanding principal amount of Syndicated Loans by such Bank (together with, in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Loans) shall not exceed the amount of its Commitment, provided further that the aggregate principal amount of all Syndicated Loans, together with the aggregate principal amount of all Money Market Loans and Swing Line Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments of all of the Banks at such time.  Each Syndicated Borrowing under this Section that is a Euro-Dollar Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 and each Syndicated Borrowing under this Section that is a Base Rate Borrowing shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Syndicated Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Syndicated Loans and reborrow under this Section at any time before the Termination Date.

SECTION 2.02.  Method of Borrowing Syndicated Loans.  (a)  The Borrower shall give the Agent notice in the form attached hereto as Exhibit L (a “Notice of Borrowing”) prior to 11:00 A.M. (Charlotte, North Carolina time) on the Domestic Business Day of each Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

(i)         the date of such Syndicated Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)        the aggregate amount of such Syndicated Borrowing,

(iii)       whether the Syndicated Loans comprising such Syndicated Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(iv)       in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)        Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Syndicated Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)        Not later than 1:00 p.m. (Charlotte, North Carolina time) on the date of each Syndicated Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Syndicated Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Agent at its address referred to in or specified pursuant to Section 9.01.  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address.  Unless the Agent receives notice from a Bank, at the Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Syndicated Borrowing stating that such Bank will not make a Syndicated Loan in connection with such Syndicated Borrowing, the Agent shall be entitled to assume that such Bank will make a Syndicated Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank’s ratable share of such Syndicated Borrowing to the Borrower for the account of such Bank.  If the Agent makes such Bank’s ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Syndicated Borrowing available on such date, the Agent shall be entitled to recover such Bank’s ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank’s ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Syndicated Loan included in such Syndicated Borrowing for purposes of this Agreement.

(d)        If any Bank makes a new Syndicated Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Syndicated Loan from such Bank, such Bank shall apply the proceeds of its new Syndicated Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

(e)        Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

(f)         In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans.  If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new corresponding Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

(g)        Notwithstanding anything to the contrary contained herein, (i) there shall not be more than 8 different Interest Periods for both Euro-Dollar Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous) and (ii) the proceeds of any Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

SECTION 2.03.  Money Market Loans.  (a) In addition to making Syndicated Borrowings, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower.  The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section, provided that:

(i)         there may be no more than 8 different Interest Periods for both Euro-Dollar Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous);

(ii)        the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans and Swing Line Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments of all of the Banks at such time; and

(iii)       No Money Market Loan made by any Bank shall reduce such Bank’s obligation hereunder to make Loans to the Borrower equal to its pro rata share of then remaining Unused Commitments.

(b)        When the Borrower wishes to request offers to make Money Market Loans, it shall give the Agent (which shall promptly notify the Banks) notice substantially in the form of Exhibit E hereto (a “Money Market Quote Request”) so as to be received no later than 11:00 A.M. (Charlotte, North Carolina time) two Domestic Business Days prior to the date of the Money Market Borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), specifying:

(i)         the proposed date of such Money Market Borrowing, which shall be a Domestic Business Day (the “Quotation Date”);

(ii)        the aggregate amount of such Money Market Borrowing, which shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated; and

(iii)       the duration of the Interest Period applicable thereto, which shall be 7 to 180 days.

The Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate Money Market Borrowing.  Except as otherwise provided in the immediately preceding sentence, the Borrower shall not deliver a Money Market Quote Request more frequently than once every 5 Domestic Business Days.

(c)        (i)         Each Bank may, but shall have no obligation to, submit a Money Market Quote containing an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Borrower’s request under Section 2.03(b) specified more than one Interest Period, such Bank may, but shall have no obligation to, make a single submission containing a separate offer for each such Interest Period and each such separate offer shall be deemed to be a separate Money Market Quote.  Each Money Market Quote must be submitted to the Agent not later than 10:00 A.M. (Charlotte, North Carolina time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree); provided that any Money Market Quote submitted by Wachovia may be submitted, and may only be submitted, if Wachovia notifies the Borrower of the terms of the offer contained therein not later than 9:45 A.M. (Charlotte, North Carolina time) on the Quotation Date.  Subject to Section 6.01, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(ii)        Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall specify:

(A)       the proposed date of the Money Market Borrowing and the duration of the Interest Period therefor, which shall be 7 to 180 days;

(B)       the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period, which principal amount (x) may be greater than or less than the Commitment of the quoting Bank, (y) shall be at least $5,000,000 or a larger multiple of $1,000,000, and (z) may not exceed the principal amount of the Money Market Borrowing for which offers were requested;

(C)       the rate of interest per annum (rounded, if necessary, to the nearest 1/100th of 1%) (the “Money Market Rate”) offered for each such Money Market Loan; and

(D)       the identity of the quoting Bank.

Unless otherwise agreed by the Agent and the Borrower, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request (other than setting forth the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period).

(d)        The Agent shall as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:30 A.M. (Charlotte, North Carolina time) notify the Borrower of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with Section 2.03(c) and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Agent’s notice to the Borrower shall specify (A) the maximum aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the maximum principal amount and Money Market Rates so offered by each Bank (identifying the Bank that made each Money Market Quote).

(e)        Not later than 11:00 A.M. (Charlotte, North Carolina time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) and the Agent shall promptly notify each Bank that has submitted a Money Market Quote.  In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part from any Bank shall not be less than the amount set forth in the Money Market Quote of such Bank as the minimum principal amount of the Money Market Loan such Bank was willing to make for the applicable Interest Period); provided that:

(i)         the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)        the aggregate principal amount of each Money Market Borrowing shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated;

(iii)       acceptance of offers may only be made in ascending order of Money Market Rates; and

(iv)       the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.03(c)(ii) or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a)).

If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly as possible (in multiples of $100,000) in proportion to the aggregate principal amount of such offers.  Determinations by the Borrower of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(f)         Any Bank whose offer to make any Money Market Loan has been accepted shall, not later than 12:00 P.M. (Charlotte, North Carolina time) on the Quotation Date, make the amount of such Loan available to the Agent at its address referred to in Section 9.01 in immediately available funds.  The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with Wachovia.

(g)        Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Money Market Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Money Market Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Money Market Loan, the Granting Lender shall be obligated to fund such Money Market Loan pursuant to the terms hereof.  The funding of a Money Market Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Money Market Loan were funded by such Granting Lender.  Each party hereto agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Money Market Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.  This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Money Market Loan is being funded by an SPC at the time of such amendment.

SECTION 2.04.  Notes.  (a)  The Syndicated Loans of each Bank shall be evidenced by a single Syndicated Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment.

(b)        The Money Market Loans made by any Bank to the Borrower shall be evidenced by a single Money Market Note payable to the order of such Bank for the account of its Lending Office.

(c)        The Swing Line Loans made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

(d)        Upon receipt of each Bank’s Notes pursuant to Section 3.01, the Agent shall deliver such Notes to such Bank.  Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Bank’s Syndicated Note, such Syndicated Loan is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Notes; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05.  Maturity of Loans.  Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

SECTION 2.06.  Interest Rates.  (a)  ”Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated                              Base Rate Loans

Total Debt to EBITDAR                          and Swing Line Loans                Euro-Dollar Loans

Greater than 2.5                                               0%                                           ..90%

Greater than 2.0 but

equal to or less than 2.5                                    0%                                           ..65%

Less than or equal to 2.0                                   0%                                           ..50%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for Base Rate Loans, and (B) .50% for Euro-Dollar Loans, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter,  and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period.  Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Syndicated Loan outstanding on such Rate Determination Date; provided, that:  (i) for Euro-Dollar Loans, changes in Applicable Margin shall only be effective for Interest Periods commencing on or after the Rate Determination Date; and (ii) no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

(b)        Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin.  Such interest shall be payable for each Interest Period on the last day thereof.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan (excluding a Swing Line Loan) shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c)        Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the Usage Margin, plus (3) the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 1:00 p.m. New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d)        Each Money Market Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Rate for such Loan quoted by the Bank making such Loan in accordance with Section 2.03.  Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof.  Any overdue principal of and, to the extent permitted by law, overdue interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(e)        The Agent shall determine each interest rate applicable to the Loans hereunder.  The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f)         After the occurrence and during the continuance of a Default, the principal amount of the Loans (excluding any Swing Line Loans) (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on any Loan (excluding any Swing Line Loans) shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.  After the occurrence and during the continuance of a Default, the principal amount of the Swing Line Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Swing Line Lender, bear interest at the Default Rate.

(g)        Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin.  Such interest shall be payable for such Interest Period on the last day thereof.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Loans may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07.  Fees.  (a) The Borrower shall pay to the Agent for the ratable account of each Bank a facility fee equal to the product of:  (i) the aggregate of the daily average amounts of such Bank’s Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate.  Such facility fee shall accrue from and including the Closing Date to and including the Termination Date.  Facility fees shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Termination Date; provided that should the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination.  The “Applicable Facility Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

Ratio of Consolidated                                                         Applicable

Total Debt to EBITDAR                                                  Facility Fee Rate

Greater than 2.5                                                                       ..225%

Greater than 2.0

but equal to or less than 2.5                                                      ..175%

Less than or equal to 2.0                                                           ..15%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the “Facility Fee Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Closing Date, the Applicable Facility Fee Rate shall be .15%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period.

(b)        The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent’s Letter Agreement.

SECTION 2.08.  Optional Termination or Reduction of Commitments.  The Borrower may, upon at least 3 Domestic Business Days’ notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however, no such termination or reduction shall be in an amount greater than the Total Unused Commitments on the date of such termination or reduction.  If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

SECTION 2.09.  Mandatory Reduction and Termination of Commitments.  The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10.  Optional Prepayments.  (a)  The Borrower may, upon at least 1 Domestic Business Day’s notice to the Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000, or any larger multiple of $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Base Rate Borrowing.

(b)        Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or any Money Market Loan prior to the last day of an Interest Period applicable thereto, unless such prepayment is accompanied by the amount due with respect thereto under Section 8.05(a).

(c)        The Borrower may prepay any Swing Line Loan in whole at any time, or from time to time in part in amounts aggregating at least $100,000 or any larger multiple thereof by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(d)        Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.11.  Mandatory Prepayments.  On each date on which the Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced.  Each such payment or prepayment shall be applied to repay or prepay ratably the Loans of the several Banks; provided that such prepayment shall be applied, first, to Syndicated Loans outstanding on the date of such prepayment (in direct order of maturity) and then, to the extent necessary, to Money Market Loans outstanding on the date of such prepayment (in direct order of maturity).

SECTION 2.12.  General Provisions as to Payments. (a)  The Borrower shall make each payment of principal of, and interest on, the Loans and of commitment fees hereunder, not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Agent at its address referred to in Section 9.01.  The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

(b)        Whenever any payment of principal of, or interest on, the Base Rate Loans or the Money Market Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)        All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”).  In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made.  If no withholding or deduction of Taxes are payable in respect of any Loan or fee relating thereto, the Borrower shall furnish any Bank, at such Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes.  If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.13.  Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on Euro-Dollar Loans and interest on Money Market Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.  Facility fees and any other fees payable  hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14.  Swing Line Loans.  (a) The Borrower may prior to the Termination Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender prior to the Termination Date will make, Swing Line Loans to the Borrower, in an aggregate principal amount at any one time outstanding, not exceeding $5,000,000, provided that:

(i)         the aggregate principal amount of all Swing Line Loans, together with the aggregate outstanding principal amount of all outstanding Loans, at any one time outstanding shall not at any one time exceed the aggregate amount of the Commitments of all of the Banks at such time; and

(ii)        the aggregate principal amount of all Swing Line Loans, together with all outstanding Loans made by the Swing Line Lender, at any one time outstanding shall not exceed the Commitment of the Swing Line Lender.

(b)        When the Borrower wishes to request a Swing Line Loan, it shall give the Agent notice substantially in the form of Exhibit M hereto (a “Swing Line Loan Request”) so as to be received no later than 11:00 A.M. (Charlotte, North Carolina time) on or before the date of the proposed Swing Line Borrowing proposed therein (or such other time and date as the Borrower and the Swing Line Lender may agree), specifying:

(i)         the proposed date of such Swing Line Borrowing, which shall be a Domestic Business Day (the “Borrowing Date”); and

(ii)        the aggregate amount of such Swing Line Borrowing, which shall be at least $500,000 (or in larger multiples of $100,000) but shall not cause the limits specified in Section 2.14(a) to be violated.

(c)        The Swing Line Lender shall make the amount of such Swing Line Loan available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with the Swing Line Lender.

(d)        Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.14, prepay and reborrow under this Section 2.14 at any time before the Termination Date. Each Swing Line Loan included in any Swing Line Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of:  (i) the last day of the Interest Period applicable to such Swing Line Borrowing; or (ii) the Termination Date;

(e)        At any time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Line Loans in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Line Loans.  On such third Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.  Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Loan, the Agent receives any payment on account thereof, the Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Bank will return to the  Agent any portion thereof previously distributed by the Agent to it.  Each Bank’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation:  (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever;  (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments, provided that no Bank shall be required to purchase a participating interest in any Swing Line Loan first advanced after the Swing Line Lender has actual knowledge of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person;  (iv) any breach of this Agreement by the Borrower or any other Bank, provided that no Bank shall be required to purchase a participating interest in any Swing Line Loan, if the aggregate outstanding principal amount of all Swing Line Loans exceeds $5,000,000;  or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                        (f)         In furtherance and not in limitation of the rights set forth in Section 2.14(e), the Swing Line Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Agent, demand repayment of its Swing Line Loans by way of a Syndicated Loan borrowing, in which case the Borrower shall be deemed to have requested a Syndicated Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swing Line Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Domestic Business Day prior to each of (i) the Termination Date, (ii) the occurrence of any Event of Default described in Section 6.01(g) or Section 6.01(h), (iii) upon acceleration of the Notes or any other amount payable hereunder or under the Credit Documents, whether on account of an Event of Default described in Section 6.01(g) or Section 6.01(h) or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 6.01 hereof (each such Syndicated Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Swing Line Mandatory Borrowing”).  Each Bank hereby irrevocably agrees to make such Syndicated Loans promptly upon any such request or deemed request on account of each Swing Line Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Swing Line Mandatory Borrowing may not comply with the minimum amount for borrowings of Syndicated Loans otherwise required hereunder, (B) whether any conditions specified in Section 3.02 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.02, (E) the date of such Swing Line Mandatory Borrowing, or (F) any reduction in the Commitments or termination of the Commitments immediately prior to such Swing Line Mandatory Borrowing or contemporaneously therewith.

(g)        Notwithstanding anything contained in this Agreement to the contrary, the Swing Line Loan facility contained in this Section 2.14 shall terminate immediately upon:  (i) Wachovia’s removal or resignation as Agent; or (ii) termination of the Commitments (whether at maturity or otherwise).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01.  Conditions to Closing.  The Borrower shall satisfy the following conditions on the Closing Date:

(a)        receipt by the Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b)        receipt by the Agent of a duly executed Syndicated Note, a duly executed Swing Line Note and a duly executed Money Market Note for the account of each Bank complying with the provisions of Section 2.04;

(c)        receipt by the Agent of the opinions (together with any opinions of local counsel relied on therein) of Baker & Hostetler, LLP, counsel for the Loan Parties and Joseph J. Kadow, General Counsel of the Borrower, dated as of the Closing Date, covering the matters set forth in Exhibits D-1 and D-2 hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

(d)        receipt by the Agent of an opinion of Womble Carlyle Sandridge & Rice, PLLC, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit N hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

(e)        receipt by the Agent of a certificate (the “Closing Certificate”), dated as of the Closing Date, substantially in the form of Exhibit O hereto, signed by a principal financial officer of the Borrower and each Loan Party, to the effect that (i) no Default has occurred and is continuing on the Closing Date, and (ii) the representations and warranties of the Loan Parties contained in the Loan Documents are true on and as of the Closing Date;

(f)         receipt by the Agent of all documents which the Agent or any Bank may reasonably request relating to the existence of each Loan Party, the corporate authority for and the validity of each Loan Document to which it is a party, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of such Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of such Loan Party, substantially in the form of Exhibit P hereto, certifying as to the names, true signatures and incumbency of the officer or officers of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items:  (i) such Loan Party’s Certificate of Incorporation, (ii) such Loan Party’s Bylaws, (iii) a certificate of the Secretary of State of the State of such Loan Party’s organization as to the good standing of such Loan Party as a corporation, and (iv) the action taken by the Board of Directors of such Loan Party authorizing such Loan Party’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which such Loan Party is a party;

(g)        receipt by the Agent of the Guaranty, duly executed by each Guarantor;

(h)        receipt by the Agent of the Indemnity, Subrogation and Contribution Agreement, duly executed by each Loan Party which is a party thereto;

(i)         receipt by the Agent and the Banks of evidence that all fees due and payable to the Agent and the Banks on the Closing Date have been paid in full;

(j)         receipt by the Agent of evidence satisfactory to the Agent that the Existing Credit Agreement has been terminated; any and all indebtedness of the Borrower thereunder has been repaid in full; and all liens securing such indebtedness have been released; and

(k)        such other documents or items as the Agent, the Banks or their counsel may reasonably request.

SECTION 3.02.  Conditions to All Borrowings.  The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)        either (i) receipt by the Agent of Notice of Borrowing as required by Section 2.02 (if such Borrowing is a Syndicated Borrowing), (ii) compliance with the provisions of Section 2.03 (if such Borrowing is a Money Market Borrowing); or (iii) compliance with the provisions of Section 2.14, in the case of a Swing Line Loan;

(b)        the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c)        the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing; and

                        (d)        the fact that the representations and warranties of the Loan Parties contained in the Guaranty shall be true on and as of the date of such Borrowing; and

(e)        the fact that, immediately after such Borrowing (i) the aggregate outstanding principal amount of the Syndicated Loans of each Bank (together with, in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans) will not exceed the amount of its Commitment and (ii) the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments of all of the Banks as of such date.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.  Corporate Existence and Power.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Loan Parties of this Agreement, the Notes and the other Loan Documents (i) are within the Loan Parties’ organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, operating agreement or by-laws of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except in favor of the Collateral Agent, the Agent and the Banks as provided in the Loan Documents.

SECTION 4.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Loan Parties that are a party thereto enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04.  Financial Information.  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers, LLP, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period stated.

(b)        Since December 31, 2003, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05.  Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of any Loan Party to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

SECTION 4.06.  Compliance with ERISA.  (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)        Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07.  Taxes.  There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.  United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 1996.

SECTION 4.08.  Subsidiaries.  Each of the Borrower’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08. Each Compliance Certificate delivered by the Borrower pursuant to Section 5.01(c) sets forth the complete name and jurisdiction of the incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by the financial statements applicable to such Compliance Certificate.  Schedule 4.08 and such Compliance Certificates accurately set forth each such Subsidiary's complete name and jurisdiction of incorporation.

SECTION 4.09.  Not an Investment Company.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10  Public Utility Holding Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.11.  Ownership of Property; Liens.  Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

SECTION 4.12.  No Default.  Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 4.13.  Full Disclosure.  All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

SECTION 4.14.  Environmental  Matters.  (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA.  None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)        No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c)        The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of its Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.15.  Compliance with Laws.  The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

SECTION 4.16.  Capital Stock.  All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws.  The issued shares of Capital Stock of the Borrower’s Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim, except for Permitted Liens.  At least a majority of the issued shares of capital stock of each of the Borrower’s other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim, except for the Permitted Liens.

SECTION 4.17.  Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System..

SECTION 4.18.  Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19.  Intentionally omitted.

SECTION 4.20.  Insurance.  The Borrower and each of its Subsidiaries maintains (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 4.21.  Joint Ventures/Partnerships.  The Borrower agrees to provide to the Agent annually, simultaneously with providing the information required pursuant to Section 5.01(a), a then current list of all joint ventures and partnerships in which the Borrower or a Subsidiary is a partner or venturer (referred to herein collectively as the “Joint Ventures”) and the percentage ownership in each such Joint Venture owned by the Borrower or any Subsidiary.  Schedule 4.21 accurately sets forth the complete name and jurisdiction of organization of each Joint Venture in which the Borrower or any Subsidiary owns an Investment on the Closing Date.  Except for Company Owned Restaurants and Development Joint Ventures, neither the Borrower nor any Subsidiary is a general partner in any Joint Venture, other than a Subsidiary that is a corporation, the sole assets of which consist of its interest in such Joint Venture.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.01.   Information.  The Borrower will deliver to each of the Banks:

(a)        as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by PricewaterhouseCoopers, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

(b)        as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)        simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit Q (a “Compliance Certificate”), of the chief financial officer or the chief accounting officer  of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.08, inclusive,5.11 and 5.26on the date of such financial statements, (ii) identifying the complete name and jurisdiction of incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by such financial statements; (iii) identifying the Domestic Subsidiaries; and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)        simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

(e)        within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)         promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)        promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)        if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)         promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $1,000,000 or more in excess of amounts covered in full by applicable insurance; and

(j)         from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

SECTION 5.02.  Inspection of Property, Books and Records.  The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.  The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03.  Ratio of Consolidated Total Debt to EBITDAR.  At the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2004, the ratio of Consolidated Total Debt determined for the Fiscal Quarter then ending to EBITDAR for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters will not at any time exceed 3.00 to 1.00.

SECTION 5.04.  Minimum Consolidated Net Worth.  Consolidated Net Worth will at all times be greater than or equal to Consolidated Total Debt.

SECTION 5.05.  Intentionally omitted.

                        SECTION 5.06.  Loans or Advances.  Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except Permitted Loans and Advances.

SECTION 5.07.  Investments.  Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section 5.06 and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 270 days after the date of acquisition, (iv) Company Owned Restaurants made in the ordinary course of business, (v) Development Joint Ventures in satisfaction of the obligations of the Borrower or a Consolidated Subsidiary to such Development Joint Ventures, made in the ordinary course of business, (vi) the stock or other equity interests of any other Person (excluding Investments existing on the Closing Date) provided that the aggregate amount expended, assumed or incurred by the Borrower and the Subsidiaries of the Borrower in connection with such Investment does not exceed, when aggregated with the total amount expended, assumed or incurred by the Borrower and the Subsidiaries in connection with all such other Investments under this Section 5.07(vi), together with the aggregate outstanding principal amount of the loans and advances made under item (vi) of the definition of Permitted Loans and Advances, ten percent (10%) of Consolidated Net Worth at the time of such Investment, (vii) Investments of the Borrower and its Subsidiaries existing on the Closing Date, (viii) Investments in Permitted Acquisitions, (ix) obligations issued or unconditionally guaranteed by a state or municipality having a rating of AA or better from Standard & Poor’s Corporation or Aa or better from Moody’s Investors Service, Inc., (x) obligations of a corporation having a rating of AA or better from Standard & Poor’s Corporation or Aa or better from Moody’s Investors Service, Inc., (xi) money market funds that invest exclusively in the investments described in Subsections 5.07(i), (ii), (iii), (ix), (x) and (xii), and/or (xii) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and AA or the equivalent thereof by Moody’s Investors Service, Inc.

SECTION 5.08.  Negative Pledge.  Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except Permitted Liens.

SECTION 5.09.  Maintenance of Existence.  The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

SECTION 5.10.  Dissolution.  Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of stock of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.11.

SECTION 5.11.  Consolidations, Mergers and Sales of Assets.  The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that the Borrower may be involved in Permitted Consolidations, Mergers and Sales of Assets.

SECTION 5.12.  Use of Proceeds.  The proceeds of the Loans will be used by the Borrower solely (i) to finance certain existing Debt of the Borrower, (ii) pay any fees and expense with respect to this Agreement or the Loans, and (iii) provide for the working capital and general corporate requirements of the Borrower.  No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than a Permitted Acquisition), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

SECTION 5.13.  Compliance with Laws; Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued.  The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Agent, the Borrower shall have set up reserves in accordance with GAAP.

SECTION 5.14.  Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 5.15.  Change in Fiscal Year.  The Borrower will not change its Fiscal Year without the consent of the Required Banks.

SECTION 5.16.  Maintenance of Property.  The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.17.  Environmental Notices.  The Borrower shall furnish to the Banks and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.18.  Environmental Matters.  The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.19.  Environmental Release.  The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.20.  Joint Ventures/Partnerships.  Except for Company Owned Restaurants and Development Joint Ventures, the Borrower shall not become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary that is a corporation and the sole assets of which consist of its interest in such partnership or joint venture.

SECTION 5.21.  Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are fully disclosed to the Agent and the Banks, consented to in writing by the Required Banks, and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

                        SECTION 5.22.  Subsidiaries.  (a)  The Borrower shall cause any Person which becomes a Material Domestic Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty pursuant to an instrument in form and substance satisfactory to the Agent executed and delivered to the Agent within ten (10) Domestic Business Days after the day on which such Person became a Material Domestic Subsidiary. The Borrower shall also cause the items specified in Section 3.01(c) and (f) to be delivered to the Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Material Domestic Subsidiary.

                        (b)        Once any Subsidiary becomes a Material Domestic Subsidiary and therefore becomes a party to the Guaranty in accordance with Section 3.01(g) or Section 5.22(a) such Material Domestic Subsidiary (including, without limitation, all initial Material Domestic Subsidiaries) thereafter shall remain a party to the Guaranty, even if such Subsidiary thereafter ceases to be a Material Domestic Subsidiary; provided that if a Material Domestic Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower’s transfer or sale of one hundred percent (100%) of the capital stock of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.11, the Agent and the Banks agree to release such Subsidiary from the Guaranty.

                        SECTION 5.23.  Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to purchase, lease or otherwise acquire (in a single transaction or in a series of transactions), directly or indirectly:  (i) all or any substantial part of the assets or stock of any other Person; (ii) a business line or segment of any other Person; or (iii) control of any other Person, unless such purchase, lease or acquisition constitutes a Permitted Acquisition.

                        SECTION 5.24.  Permitted Securitizations.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into or consummate any financing program providing for the sale or transfer of Securitization Assets by the Borrower or any Subsidiary unless such financing program constitutes a “Permitted Securitization” as defined in Section 1.01.

                        SECTION 5.25.  Restrictions Affecting Subsidiaries.  The Borrower will not create, incur, permit or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability or right of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions or conditions imposed by law.

                        SECTION 5.26.  Limitation on Priority Debt.  The Borrower shall not permit the outstanding principal amount of Priority Debt to exceed, in the aggregate, more than 10% of Consolidated Net Worth at any time.

ARTICLE VI

DEFAULTS

SECTION 6.01.  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)        the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b)        the Borrower or any Subsidiary shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.12, inclusive, or Section 5.15 or 5.20 to 5.26, inclusive; or

(c)        any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in any Loan Document (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which such Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

(d)        any representation, warranty, certification or statement made or deemed made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)        the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Notes) in an aggregate principal amount in excess of $10,000,000 when due or within any applicable grace period; or

(f)         any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate principal amount in excess of $10,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)        the Borrower, any Loan Party or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)        an involuntary case or other proceeding shall be commenced against the Borrower, any Loan Party or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, any other Loan Party or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)         the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)         one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)        a federal tax lien shall be filed against the Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)         (i)         any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)       if any provision of this Agreement, any Note, the Guaranty or the Indemnity Subrogation and Contribution Agreement shall for any reason cease to be valid and binding on any Loan Party, or any Loan Party shall deny or disaffirm its obligations thereunder; or

(n)        any event of default shall occur and be continuing under the Guaranty and such event of default continues beyond any applicable cure or grace period provided therein.

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.14, and (iii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower, any Guarantor or any other act by the Agent or the Banks, the Commitments and the Swing Line facility set forth in Section 2.14 shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

SECTION 6.02.  Notice of Default.  The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE AGENT

SECTION 7.01.  Appointment, Powers and Immunities.  Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Agent:  (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.  The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

SECTION 7.02.  Reliance by Agent.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 7.03.  Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks.  The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Loans, whether or not it has received any notice of the occurrence of such non-payment.  The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 7.04.  Rights of Agent and its Affiliates as a Bank.  With respect to any Loan made by Wachovia or an Affiliate of Wachovia, such Affiliate and Wachovia in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of Wachovia (or in Wachovia’s case, acting as the Agent), and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Affiliate of Wachovia or Wachovia in its individual capacity.  Such Affiliate and Wachovia may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if they were not an Affiliate of the Agent or the Agent, respectively; and such Affiliate and Wachovia may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and Wachovia) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

SECTION 7.05.  Indemnification.  Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06.  CONSEQUENTIAL DAMAGES.  THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.07.  Payee of Note Treated as Owner.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied.  Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.   Each Bank acknowledges that each Person designated as an “Arranger,” a “Documentation Agent” or a “Syndication Agent” shall have no right, duty or responsibility, and shall incur no liability under this Agreement or any other Loan Document in its capacity as an “Arranger,” a “Documentation Agent” or a “Syndication Agent.”

SECTION 7.08.  Non-Reliance on Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

SECTION 7.09.  Failure to Act.  Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10.  Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks.  Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent.  Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period:

(a)        the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)        the Required Banks advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant type of Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make the type of Euro-Dollar Loans specified in such notice shall be suspended.  Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02.  Illegality.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended.  Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a).  Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.03.  Increased Cost and Reduced Return.  (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i)         shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii)        shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii)       shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)        If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c)        Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)        The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 8.04.  Base Rate Loans Substituted for Euro-Dollar Loans.  If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)        all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)        after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank’s Loans resulting from the Borrower’s election.

SECTION 8.05.  Compensation.  Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

(a)        any payment or prepayment (pursuant to Section 2.10, Section 2.11, Section 8.02 or otherwise) of a Euro-Dollar Loan or a Money Market Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan or Money Market Loan, as the case may be;

(b)        any failure by the Borrower to prepay a Euro-Dollar Loan  or a Money Market Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

(c)        any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; or

(d)        any failure by the Borrower to borrow a Money Market Loan (with respect to which the Borrower has accepted a Money Market Quote) on the date for the Money Market Borrowing of which such Money Market Loan is a part specified in the applicable Money Market Quote Request delivered pursuant to Section 2.03;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on (i) deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party.  Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

SECTION 9.02.  No Waivers.  No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03.  Expenses; Documentary Taxes; Indemnification.  (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b)        The Borrower shall indemnify the Agent, the Arranger and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

(c)        The Borrower shall indemnify the Agent, the Arranger, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent, the Arranger and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

SECTION 9.04.  Setoffs; Sharing of Set-Offs.  (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b)        Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Syndicated Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Syndicated Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Syndicated Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Syndicated Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness (including, without limitation, Money Market Loans) of the Borrower other than its indebtedness under the Syndicated Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Syndicated Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.05.  Amendments and Waivers.  (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or reduce the rate of interest on any Loan or any fees hereunder or any of the Obligations (as defined in the Guaranty) under the Guaranty, (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or any of the Obligations (as defined in the Guaranty) under the Guaranty, (iv) change the amount of principal, or reduce the amount of interest or fees due on any date fixed for the payment thereof under this Agreement, the Notes or any other Loan Documents, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or modify the definition of Required Banks, (vi) change the manner of application of any payments made under this Agreement, the Guaranty or the Notes, or (vii) release, discharge or terminate any guaranty given to support payment of the Loans (including without limitation the Guaranty); provided further that no such amendment or waiver shall, unless signed by the Swing Line Lender, change any provision of this Agreement (including without limitation Section 2.14) relating to the Swing Line Loans.

(b)        The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto.  Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks.  The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

SECTION 9.06.  Margin Stock Collateral.  Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b)        Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the change of the amount of any principal, or the reduction of any interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) the change of the principal of the related Loan or Loans, (iv) any reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of any Collateral held as security for the Loans, or (vi) the release of any guaranty given to support payment of the Loans.  Each Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

(c)        Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit J, executed by such Assignee, such transferor Bank and the Agent (and, in the case of:  (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) the amount of the Commitment being assigned pursuant to such assignment shall be equal to $10,000,000 (or any larger multiple of $1,000,000) (except that any such assignment may be in the aggregate amount of the Commitment of the transferor Bank), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower’s consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Bank may not have more than two (2) Assignees that are not then Banks (or affiliates of a Bank) at any one time, and (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Agent, which consent shall not be unreasonably withheld, provided, that although the Agent’s consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied.  Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment to the Agent by the assigning Bank of a processing and recordation fee of $1,000, if the assignee is then a Bank or affiliate of a Bank or $3,500 if the assignee is not then a Bank or an affiliate of a Bank, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement (including, without limitation, the rights of a Bank under Section 2.03) to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required.  Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

(d)        Subject to the provisions of Section 9.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(e)        No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)         Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment.  No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 9.08.  Confidentiality.  Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel, Affiliates and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

SECTION 9.09.  Representation by Banks.  Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 9.10.  Obligations Several.  The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder.  Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 9.11.  Survival of Certain Obligations.  Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitments and the payment in full of the principal of and interest on all Loans.

SECTION 9.12.  North Carolina.  This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 9.13.  Severability.  In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14.  Interest.  In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 9.15.  Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16.  Waiver of Jury Trial; Consent to Jurisdiction.  The Borrower (a) and each of the Banks and the Agent irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b)submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower.  Nothing herein contained, however, shall:  (i) prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or  jurisdiction; or (ii) affect the right to serve legal process in any other manner permitted by law.

SECTION 9.17.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.18.  Florida Taxes.  In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the “Florida Taxes”).  In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth herein, the Borrower agrees to indemnify the Agent, the Arranger and each Bank, their directors, officers, agents and employees from and against any and all liability, damage, loss, cost, expense or reasonable attorney fees which may accrue to or be sustained by the Agent, the Arranger, a Bank or their directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to non-payment of the Florida Taxes against the Agent, a Bank, or any of their directors, officers, agents or employees.

            SECTION 9.19.  Arbitration; Preservation and Limitation of Remedies.  (a)  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”) between or among the Borrower, its Subsidiaries, the Agent and the Banks, or any of them, shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended.  All arbitration hearings shall be conducted in the city in which the principal office of the Agent is located.  A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties do not waive applicable federal or state substantive law except as provided herein.

                        (b)        Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (ii) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially.  The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.  The Borrower agrees to pay the reasonable fees and expenses of counsel to the Agent and the Banks in connection with any Dispute subject to arbitration as provided herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

OUTBACK STEAKHOUSE, INC.

By: ________________________________(SEAL)

            Robert S. Merritt, Treasurer

                                                            Outback Steakhouse, Inc.

                                                            2202 North Westshore Blvd., 5th Floor

                                                            Tampa, Florida 33607

Attention:  Robert S. Merritt

Senior Vice President, Chief Financial Officer

and Treasurer

Telecopy number:         (813) 286-2247

Telephone number:       (813) 282-1225

with a copy to:

Outback Steakhouse, Inc.

2202 North Westshore Blvd., 5th Floor

Tampa, Florida 33607

Attention:  Joseph J. Kadow

Senior Vice President, General Counsel and Secretary

Telecopy number:         (813) 281-2114

Telephone number:       (813) 282-1225

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COMMITMENTS                               WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Bank

$35,000,000

Swing Line Commitment

$5,000,000.00

By: _______________________________ (SEAL)

            Lynn E. Culbreath, Senior Vice President

Lending Office

Wachovia Bank, National Association

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina  28288-0680

Attention:  Syndication Agency Services, Sue Patterson

Telecopy number:  704-383-0288

Telephone number:  704-383-0486

with a copy to:

Wachovia Bank, National Association

                                                            100 South Ashley Drive, FL4050

Suite 1000

Tampa, Florida  33602

Attention:  Lynn E. Culbreath

Senior Vice President

Telecopy number:         (813) 276-6454

Telephone number:       (813) 276-6517

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$30,000,000                                        SOUTHTRUST BANK

By:___________________________ (SEAL)

Title:

Lending Office

SouthTrust Bank

420 North 20th Street

Birmingham, Alabama  35203

Attention:  Florida Corporate Banking

Telecopy number:  205-599-4350

Telephone number:  205-599-5192

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$30,000,000                                        SUNTRUST BANK

By:___________________________ (SEAL)

Title:

Lending Office

SunTrust Bank

401 East Jackson Street, 18th Floor/Suite 1850

Tampa, Florida  33602

Attention:  Don Campisano

Telecopy number:  813-224-2833

Telephone number:  813-224-2397

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$15,000,000                                        BANK OF AMERICA, N.A.

By:___________________________ (SEAL)

Title:

Lending Office

Bank of America, N.A.

101 East Kennedy Blvd., 5th Floor

Tampa, Florida  33602

Attention:  Cameron S. Cardozo

Telecopy number:  (813) 225-8537

Telephone number:  (813) 225-8545

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$15,000,000                                        LASALLE BANK NATIONAL ASSOCIATION

By:___________________________ (SEAL)

Title:

Lending Office

                                                            LaSalle Bank, National Association

                                                            401 E. Jackson Street, Suite 2310

                                                            Tampa, Florida  33602

                                                            Attention:  Daniel Borasch

                                                            Telecopy number:  (813) 202-7890

                                                            Telephone number:  (813) 202-7880

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$15,000,000                                        WELLS FARGO BANK, NATIONAL ASSOCIATION

By:___________________________ (SEAL)

Title:

By:___________________________ (SEAL)

Title:

Lending Office

                                                            Wells Fargo Bank, National Association

                                                            400 Northridge, Suite 600

                                                            MAC:  N2642-060

                                                            Atlanta, Georgia  30350

                                                            Attention:  Alex Idichandy

                                                            Telecopy number:  (770) 992-9451

                                                            Telephone number:  (678) 795-8126

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$10,000,000                                        HIBERNIA NATIONAL BANK

By:___________________________ (SEAL)

Title:

Lending Office

Hibernia National Bank

313 Carondelet Street, 6th Floor

New Orleans, Louisiana  70130

Attention:  Michael Geissler, Portfolio Manager

Telecopy number:  504-533-5344

Telephone number:  504-533-3044

TOTAL COMMITMENTS:

$150,000,000.00